Exhibit 99.1

IO Biotech Updates on Pivotal Phase 3 Trial of IO102-IO103 in

Combination with KEYTRUDA® (pembrolizumab) as a First-Line

Treatment for Patients with Advanced Melanoma

- Based on a per-protocol interim analysis of safety and efficacy data, the Independent Data

Monitoring Committee (IDMC) recommended that the trial continue without modifications

- No new safety signals observed at interim analysis

- Primary endpoint of progression free survival projected to be reached in the first half of 2025

New York, NY – August 30, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, off-the-shelf, immune-modulating therapeutic cancer vaccines based on its T-win® platform, today announced that an Independent Data Monitoring Committee (IDMC) recommended continuation of the company’s pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) of its lead investigational therapeutic vaccine, IO102-IO103, following a per-protocol interim analysis. The trial is evaluating IO102-IO103 in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy, as a first-line treatment for patients with unresectable or metastatic (advanced) melanoma. Based on their review of the safety and efficacy data, the IDMC recommended that the trial continue without modifications and noted that no new safety signals were observed. The primary endpoint of progression-free survival (PFS) is projected to be reached in the first half of 2025.

The per-protocol interim analysis was performed one year after 225 patients were randomized in the trial. The interim efficacy analysis was intentionally set with a high statistical bar (p≤0.005), and based on the analysis, the IDMC determined that the data did not meet the criteria to declare superiority of ORR. The trial was designed to preserve most of the statistical alpha for the trial’s primary endpoint of PFS. The PFS analysis is event-driven and will be conducted when 226 events (disease progression or death) have been reported in the trial with independent central review. With 407 patients randomized, the trial is powered at 89% to detect a 35% reduction in the risk of an event.

“To date, none of the approved immunotherapeutic combinations for the treatment of advanced melanoma demonstrated statistical significance in ORR in large Phase 3 trials; nevertheless, these trials achieved statistical significance on PFS,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “Based on the 25.5 months median PFS we observed in the Phase 1/2 trial of IO102-IO103 in combination with a PD-1 inhibitor in advanced melanoma, with no added significant systemic toxicity than that typically seen with anti-PD-1 monotherapy, we remain optimistic about meeting the primary endpoint of PFS, projected to occur in the first half of 2025.”

Igor Puzanov, MD, MSCI, FACP, Director, Center for Early Phase Clinical Trials, Chief, Division of Melanoma, Department of Medicine and Investigator for the Phase 3 Study at Roswell Park Comprehensive Cancer Center, Buffalo, New York commented, “The incidence of melanoma is on the rise and new treatments are needed. This is a novel investigational immune-modulatory therapeutic cancer vaccine combined with an anti-PD-1 therapy that has the potential to transform the treatment paradigm with a new and better option for people battling advanced melanoma. I am eagerly awaiting the PFS primary endpoint readout of this Phase 3 trial that could further validate this novel cancer vaccine’s ability to help patients with advanced melanoma who are seeking more efficacious, low treatment-induced toxicity therapy options.”

Jessica Hassel, MD, Head of the Section for Dermato-Oncology at the University Hospital Heidelberg, investigator and lead enroller for the Phase 3 trial added, “We have been seeing promising results using combination immunotherapeutic treatments and I remain confident that IO102-IO103 in combination with pembrolizumab could offer new hope for treating patients with advanced melanoma. I look forward to the full readout of data at the end of this trial to further understand the full potential of this investigational therapeutic cancer vaccine combined with an anti-PD-1 agent.”

Dr. Zocca continued, “We continue to be enthusiastic about the encouraging preliminary data from our Phase 2 basket trial evaluating IO102-IO103 in combination with pembrolizumab for the treatment of metastatic non-small cell lung cancer (NSCLC) or recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). Data from the SCCHN cohort has been accepted for poster presentation at the ESMO congress, and data from the NSCLC cohort has been accepted to another medical meeting in the fall. We believe these data could provide further evidence to support the broader potential of therapeutic cancer vaccines for the benefit of patients in additional cancer indications.”

About the IOB-013/KN-D18 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. A total of 407 patients have been enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression-free survival, an event-driven analysis conducted when 226 events, defined as disease progression or death, have been reported in the study. Secondary endpoints include overall response rate (ORR), overall survival (OS), durable objective response (DRR), complete response rate (CRR), duration of response (DoR), time to complete response (TTCR), disease control rate (DCR), and incidence of AEs and SAEs (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IO102-IO103

IO102-IO103 is an investigational off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a breakthrough therapy designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the completion of the company’s Phase 3 trial, current or future clinical trials, their progress, enrollment or results, timing of submission of marketing applications, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti, National Health Media

Edelman

917-498-1967

Julie.Funesti@salutemcomms.com